Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM’S INNERCOOL THERAPIES BUSINESS TO BE ACQUIRED

BY ROYAL PHILIPS ELECTRONICS

SAN DIEGO, Calif. – July 15, 2009 – Cardium Therapeutics (NYSE Amex: CXM) (“Cardium”) today announced that it has entered into a definitive Asset Purchase Agreement for the acquisition of Cardium’s InnerCool Therapies business (“InnerCool”) by Royal Philips Electronics (NYSE: PHG, AEX: PHI). The asset purchase transaction for $11.25 million, as well as the transfer of approximately $1.5 million in trade payables, is subject to customary closing conditions but is expected to close shortly. Once this transaction is complete the InnerCool business will operate within Philips’ Healthcare sector.

“The acquisition of InnerCool by Philips represents an important step forward in Cardium’s overall business strategy which is focused on the acquisition, strategic repositioning and partnering or sale of businesses within our bio-medical investment portfolio. With a substantially reduced cost structure, the proceeds from this transaction will be used to enhance Cardium’s balance sheet and for working capital to support the further development of Cardium’s biomedical investment portfolio and product development pipeline, particularly its Excellarate™ Tissue Repair product candidate, which recently completed enrollment for a key clinical study,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium Therapeutics and InnerCool Therapies. “We have made significant progress in developing best-in-class products and a portfolio of innovative product opportunities, and we will continue to seek additional partnering and valuation opportunities as our product opportunities and businesses advance.”

About Royal Philips Electronics

Royal Philips Electronics of the Netherlands (NYSE: PHG, AEX: PHI) is a diversified Health and Well-being company, focused on improving people’s lives through timely innovations. As a world leader in healthcare, lifestyle and lighting, Philips integrates technologies and design into people-centric solutions, based on fundamental customer insights and the brand promise of “sense and simplicity”. Headquartered in the Netherlands, Philips employs approximately 116,000 employees in more than 60 countries worldwide. With sales of EUR 26 billion in 2008, the company is a market leader in cardiac care, acute care and home healthcare, energy efficient lighting solutions and new lighting applications, as well as lifestyle products for personal well-being and pleasure with strong leadership positions in flat TV, male shaving and grooming, portable entertainment and oral healthcare. News from Philips is located at www.philips.com/newscenter.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetization’s. Cardium’s initial investment portfolio includes InnerCool Therapies, Inc., the Tissue Repair Company, and Cardium Biologics, medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the Asset Purchase Agreement will be completed in the time frame expected by the parties, or at all, the acquisition will effectively accelerate InnerCool’s patient temperature modulation business or expand its market, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, that third parties on whom we depend will behave as anticipated, or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of therapeutic hypothermia devices and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new devices and systems and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2009 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™ and Excellarate™

are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System®, RapidBlue™ , CoolBlue™. Accutrol®,

Temperature Control Element® and TCE® and UroCool™ are trademarks of InnerCool Therapies, Inc.

(other trademarks belong to their respective owners)